Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-95704, 33-79960, 333-41639, 333-85156, and 333-118313 of Lenox Group Inc. and subsidiaries on Form S-8 of our report dated March 13, 2008, relating to the consolidated financial statements and financial statement schedule of Lenox Group Inc. and subsidiaries, (which report expressed an unqualified opinion with an explanatory paragraph relating to the change in its method of accounting for income taxes to conform to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, in 2007), and management’s report on the effectiveness of internal control over financial reporting as of December 29, 2007, appearing in this Annual Report on Form 10-K of Lenox Group Inc. and subsidiaries for the year ended December 29, 2007.

Parsippany, New Jersey

March 13, 2008